Exhibit 99.1

SAIC Announces Financial Results for Second Quarter of Fiscal Year 2013

- Revenues: $2.85 billion

- Operating Income: $191 million

- Diluted EPS from Continuing Operations: $0.32

- Cash Flows from Operations: $200 million

- Revenue Guidance Increased for Fiscal Year 2013: $10.9 billion to $11.4 billion

-Announced Planned Separation into Two Independent, Publicly Traded Companies

MCLEAN, Va., August 30, 2012 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the second quarter of fiscal year 2013, which ended July 31, 2012. In a separate press release today, the Company announced its plan to separate SAIC into two independent, publicly traded companies.

“Our 8% internal revenue growth during the quarter highlights our strong market position, disciplined execution of our strategy, and the dedicated efforts of our employees,” said John P. Jumper, chairman and chief executive officer. “In announcing today the next step of our strategic plan to separate into two publicly traded companies, we configure ourselves for the future. Our two companies will be designed so that the businesses can be more differentiated and more competitive in their own space. More importantly, that addressable space will expand for each as we eliminate the burden of organizational conflicts of interest which have restricted our overall business. This affords both companies an excellent opportunity to combine optimized cost structures, unrestricted access to their respective markets, and the leveraging of decades of SAIC’s scientific and engineering excellence. This will unleash the growth and value we can deliver to our customers, employees and shareholders.”

Summary Results

Revenues for the second quarter of fiscal year 2013 were $2.85 billion, up 10 percent from $2.60 billion in the second quarter of fiscal year 2012. Internal revenue growth, which represented 8 percent of the consolidated revenue growth, was driven by increased program activity in the Defense Solutions and Intelligence and Cybersecurity Solutions segments.

Operating income for the quarter was $191 million (6.7 percent of revenue), down from $209 million (8.1 percent of revenue) in the second quarter of fiscal year 2012. The reduction in operating income was attributable to a net unfavorable change in contract estimates compared to a net positive change in contract estimates in the prior year period; increased indirect spending, including bid and proposal costs; and $11 million of charges associated with the corporate relocation and the strategic review leading to the planned separation announced today.

Income from continuing operations for the quarter was $110 million, down from $112 million in the second quarter of fiscal year 2012.

Diluted earnings per share from continuing operations for the quarter were $0.32, equal to the second quarter of fiscal year 2012. The diluted share count for the quarter was 333 million, down 2 percent from 339 million in the second quarter of fiscal year 2012.

Segment Operating Results

	Three Months Ended July 31		Revenue Growth (%)

	2012	2011	Total	Internal
	($ in millions)
Revenues:
Defense Solutions	$1,240	$1,085	14%	14%
Health, Energy and Civil Solutions	692	656	5%	-1%
Intelligence and Cybersecurity Solutions	919	854	8%	8%
Corporate and Other	—	1	n/a	n/a
Intersegment Elimination	(3)	—	n/a	n/a

Total	$2,848	$2,596	10%	8%

			Operating Margin
			FY 2013	FY 2012
Operating Income (Loss):
Defense Solutions	$92	$88	7.4%	8.1%
Health Energy and Civil Solutions	53	60	7.7%	9.1%
Intelligence and Cybersecurity Solutions	69	76	7.5%	8.9%
Corporate and Other	(23)	(15)	n/a	n/a

Total	$191	$209	6.7%	8.1%

	Six Months Ended July 31		Revenue Growth (%)

	2012	2011	Total	Internal
	($ in millions)
Revenues:
Defense Solutions	$2,414	$2,222	9%	9%
Health, Energy and Civil Solutions	1,370	1,313	4%	-2%
Intelligence and Cybersecurity Solutions	1,849	1,750	6%	6%
Corporate and Other	—	1	n/a	n/a
Intersegment Elimination	(3)	(2)	n/a	n/a

Total	$5,630	$5,284	7%	5%

			Operating Margin
			FY 2013	FY 2012
Operating Income (Loss):
Defense Solutions	$193	$178	8.0%	8.0%
Health Energy and Civil Solutions	100	114	7.3%	8.7%
Intelligence and Cybersecurity Solutions	135	162	7.3%	9.3%
Corporate and Other	(29)	(15)	n/a	n/a

Total	$399	$439	7.1%	8.3%

Defense Solutions

Defense Solutions revenues for the quarter increased 14 percent from the second quarter of fiscal year 2012, all of which was internal growth. This growth was attributable to increased activity on a number of programs including a systems and software development program for the U.S. Army, a program to operate and maintain the enterprise network IT infrastructure for the U.S. Department of State, a systems integration and logistics program for tactical and mine resistant ambush protected vehicles, an IT infrastructure support services program for an agency of the DoD, and the ramp up of a program with the Defense Logistics Agency to provide supply chain management of military land and aircraft tires. These increases were partially offset by reduced revenue from the U.S. Army Brigade Combat Team Modernization (BCTM) contract, which was terminated during the third quarter of fiscal year 2012.

Defense Solutions operating income for the quarter was 7.4 percent of revenue, down from 8.1 percent of revenue in the second quarter of fiscal year 2012. The decrease was attributable to increased bid and proposal costs and net unfavorable changes in contract estimates primarily arising from a $6 million profit write-down on the BCTM contract as a result of ongoing contract negotiations with the government.

Health, Energy and Civil Solutions

Health, Energy and Civil Solutions revenues for the quarter increased 5 percent from the second quarter of fiscal year 2012. Internal revenues decreased 1 percent due to declines in various Federal Civilian programs and program completions with federal health information technology customers, particularly with U.S. DoD Military Health System customers. These increases were partially offset by an increase in healthcare IT consulting services with commercial clients.

Health, Energy and Civil Solutions operating income for the quarter was 7.7 percent of revenue, down from 9.1 percent of revenue in the second quarter of fiscal year 2012. The decline was primarily due to net unfavorable changes in contract estimates, driven in part by $5 million of profit write-downs on certain energy and construction projects, and a $3 million lease termination charge related to a consolidation of facilities. These decreases were partially offset by reduced research and development expense resulting from the advancement through the product development lifecycle of new non-intrusive inspection system offerings.

Intelligence and Cybersecurity Solutions

Intelligence and Cybersecurity Solutions revenues for the quarter increased 8 percent, all of which was internal growth, from the second quarter of fiscal year 2012, primarily due to increased activity on two airborne surveillance programs and a new intelligence gathering and analysis solution program.

Intelligence and Cybersecurity Solutions operating income for the quarter was 7.5 percent of revenue, down from 8.9 percent of revenue in the second quarter of fiscal year 2012, due to increased bid and proposal costs and research and development costs as well as lower sales of proprietary software products that have higher relative margins.

Corporate and Other

Corporate and Other segment operating income for the quarter declined from the second quarter of fiscal year 2012, primarily due to $11 million of charges associated with the corporate relocation and the strategic review leading to the planned separation announced today.

Cash Generation and Capital Deployment

Cash flow provided by operations for the quarter was $200 million, compared to $56 million for the second quarter of fiscal year 2012. Days sales outstanding were 63 days this quarter compared to 74 days in the prior year quarter.

During the quarter, the Company settled $550 million of long-term debt at its maturity and paid a cash dividend of $0.12 per share. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

As of July 31, 2012, the Company had $756 million in cash and cash equivalents and $1.3 billion in long-term debt.

Subsequent to the end of the quarter, the Company completed the previously announced acquisition of maxIT Healthcare Holdings, Inc. (maxIT), a leading healthcare information technology consulting firm.

New Business Awards

Net business bookings totaled $2.2 billion in the second quarter of fiscal year 2013, representing a book-to-bill ratio of 0.8. Notable awards received during the quarter include:

•

Department of State, Bureau of Consular Affairs (CA), Office of Consular Systems and Technology. The Company was awarded a prime contract to provide software engineering development, modernization, and enhancement; and technical and operations support services for CA’s visa, American citizen services, and passport business processes. The multiple-award, indefinite-delivery/indefinite-quantity (IDIQ) contract has a one-year base period of performance, four one-year options, and a contract ceiling value of approximately $750 million.

•

U.S. Army/Research Development and Engineering Command Intelligence and Information Warfare Directorate. The Company was awarded a prime contract to provide Vigilant Pursuit system design, production, testing, delivery, spares, training, and field service representative services in support of the U.S. Army Multi-functional Teams. The single-award firm-fixed price contract has a one-year period of performance and a contract value of approximately $37 million.

•

eHealth Saskatchewan Electronic Health Record System. The Company was awarded a prime contract to provide implementation and maintenance technology services in support of the province’s Electronic Health Record system. The single-award IDIQ contract has a three-year period of performance and a total contract value of $16 million.

The following notable award was received after the end of the quarter:

•

U.S. Army Geospatial Center. The Company was awarded a prime contract by the U.S. Army Geospatial Center to provide Geospatial Research, Intelligence, Development and Support related to Geospatial Enterprise Services. The IDIQ contract has a one-year base period of performance, four one-year options, and a total contract value of $200 million, if all options are exercised.

The Company’s backlog of signed business orders at the end of the second quarter of fiscal year 2013 was $16.7 billion, of which $5.5 billion was funded. As compared to the end of the second quarter of fiscal year 2012, total backlog decreased 6 percent while funded backlog increased 5 percent. Negotiated unfunded backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance

Based upon its operating and business development performance through the second quarter of the fiscal year and the August 2012 acquisition of maxIT, the Company is increasing its expectation for fiscal year 2013 revenues. Profit on the increased revenue expectations is offset by projected expenses related to execution of the planned separation announced today. Accordingly, guidance for diluted earnings per share from continuing operations and cash flows from operations remain unchanged. The revised fiscal year 2013 guidance is:

•	Revenues of $10.9 billion to $11.4 billion;

•	Diluted earnings per share from continuing operations of $1.26 to $1.36; and

•	Cash flows from continuing operations at or above $150 million

Fiscal year 2013 guidance excludes the impact of potential future acquisitions and other non-ordinary course items.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The Company’s approximately 40,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of approximately $10.6 billion for its fiscal year ended January 31, 2012. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects, ” “intends, ” “plans,” “anticipates, ” “believes, ” “estimates, ” “guidance, ” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and agreements of the Company; our ability to comply with certain agreements entered into in connection with the CityTime settlement; developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities, or delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; risks associated with the proposed spin-off of our technical services business, such as disruption to business operations, unanticipated expenses, significant transaction costs and/or unknown liabilities, the timing of the spin-off or a failure to complete the proposed spin-off or realize the expected benefits of the proposed spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of August 30, 2012. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations: Paul Levi (703)676-2283 Paul.E.Levi@saic.com	Media Relations: Melissa Koskovich (703)676-6762 koskovichm@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended July 31		Six Months Ended July 31
	2012	2011	2012	2011
Revenues	$2,848	$2,596	$5,630	$5,284
Costs and expenses:
Cost of revenues	2,504	2,258	4,952	4,615
Selling, general and administrative expenses	153	129	279	230

Operating income	191	209	399	439
Non-operating income (expense):
Interest income	2	—	4	1
Interest expense	(24)	(28)	(53)	(56)
Other income, net	4	1	6	5

Income from continuing operations before income taxes	173	182	356	389
Provision for income taxes	(63)	(70)	(129)	(147)

Income from continuing operations	110	112	227	242
Discontinued operations:
Income from discontinued operations before income taxes	—	115	—	117
Provision for income taxes	—	(49)	—	(50)

Income from discontinued operations	—	66	—	67

Net income	$110	$178	$227	$309

Earnings per share (EPS):
Income from continuing operations, as reported	$110	$112	$227	$242
Less: allocation of distributed and undistributed earnings to participating securities	(2)	(4)	(6)	(9)

Income from continuing operations, for computing EPS	$108	$108	$221	$233

Net income, as reported	$110	$178	$227	$309
Less: allocation of distributed and undistributed earnings to participating securities	(2)	(7)	(6)	(11)

Net income, for computing EPS	$108	$171	$221	$298

Basic:
Income from continuing operations	$0.32	$0.32	$0.67	$0.68
Income from discontinued operations	—	0.19	—	0.19

	$0.32	$0.51	$0.67	$0.87

Diluted:
Income from continuing operations	$0.32	$0.32	$0.67	$0.68
Income from discontinued operations	—	0.18	—	0.19

	$0.32	$0.50	$0.67	$0.87

Weighted average number of shares outstanding:
Basic	333	338	332	342

Diluted	333	339	332	343

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	July 31, 2012	January 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$756	$1,592
Receivables, net	1,992	2,174
Inventory, prepaid expenses and other current assets	430	439

Total current assets	3,178	4,205
Property, plant and equipment, net	324	348
Intangible assets, net	156	176
Goodwill	1,826	1,826
Deferred income taxes	22	37
Other assets	74	75

	$5,580	$6,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,296	$1,964
Accrued payroll and employee benefits	473	508
Income taxes payable	9	—
Notes payable and long-term debt, current portion	3	553

Total current liabilities	1,781	3,025
Notes payable and long-term debt, net of current portion	1,297	1,299
Other long-term liabilities	143	162
Stockholders’ equity:
Common stock, $.0001 par value, 2 billion shares authorized, 342 million and 341 million shares issued and outstanding at July 31, 2012 and January 31, 2012, respectively	—	—
Additional paid-in capital	2,064	2,028
Retained earnings	296	164
Accumulated other comprehensive loss	(1)	(11)

Total stockholders’ equity	2,359	2,181

	$5,580	$6,667

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended July 31		Six Months Ended July 31
	2012	2011	2012	2011
Cash flows from operating activities of continuing operations:
Net income	$110	$178	$227	$309
Income from discontinued operations	—	(66)	—	(67)
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	28	27	55	55
Stock-based compensation	22	19	46	43
Impairment losses	1	—	1	—
Net gain on sales and disposals of assets	(5)	(20)	(6)	(28)
Other	—	—	1	1
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	179	33	182	(48)
Inventory, prepaid expenses and other current assets	43	(12)	27	33
Deferred income taxes	—	—	—	1
Other assets	1	(6)	1	(18)
Accounts payable and accrued liabilities	(109)	(15)	(663)	2
Accrued payroll and employee benefits	(42)	(65)	(33)	(55)
Income taxes payable	(25)	(16)	3	(17)
Other long-term liabilities	(3)	(1)	(2)	(1)

Total cash flows provided by (used in) operating activities of continuing operations	200	56	(161)	210
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(25)	(21)	(33)	(30)
Acquisition of a business, net of cash acquired	—	(26)	—	(26)
Net receipts (payments) for purchase price adjustments related to prior year acquisitions	—	(3)	1	(3)
Proceeds from sale of assets	2	63	2	78
Other	—	(2)	—	—

Total cash flows provided by (used in) investing activities of continuing operations	(23)	11	(30)	19
Cash flows from financing activities of continuing operations:
Payments on notes payable and long-term debt	(551)	(1)	(552)	(2)
Sales of stock and exercises of stock options	6	7	10	14
Repurchases of stock	(1)	(171)	(20)	(417)
Dividend payments	(42)	—	(83)	—
Other	—	—	—	(2)

Total cash flows used in financing activities of continuing operations	(588)	(165)	(645)	(407)

Decrease in cash and cash equivalents from continuing operations	(411)	(98)	(836)	(178)

Cash flows from discontinued operations:
Cash used in operating activities of discontinued operations	—	(14)	—	(20)
Cash provided by investing activities of discontinued operations	—	166	—	166

Increase in cash and cash equivalents from discontinued operations	—	152	—	146

Effect of foreign currency exchange rate changes on cash and cash equivalents	—	—	—	1

Total increase (decrease) in cash and cash equivalents	(411)	54	(836)	(31)

Cash and cash equivalents at beginning of period	1,167	1,282	1,592	1,367

Cash and cash equivalents at end of period	$756	$1,336	$756	$1,336

SAIC, INC.

BACKLOG BY REPORTABLE SEGMENT

(Unaudited, $ in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. SAIC, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which SAIC, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenues to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule, or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	July 31, 2012	April 30, 2012	January 31, 2012	October 31, 2011
Defense Solutions:
Funded backlog	$2,013	$2,026	$2,143	$2,630
Negotiated unfunded backlog	4,309	4,605	4,961	4,980

Total Defense Solutions backlog	$6,322	$6,631	$7,104	$7,610
Health, Energy and Civil Solutions:
Funded backlog	$1,888	$1,940	$2,077	$1,943
Negotiated unfunded backlog	2,978	3,154	3,336	3,423

Total Health, Energy and Civil Solutions backlog	$4,866	$5,094	$5,413	$5,366
Intelligence and Cybersecurity Solutions:
Funded backlog	$1,615	$1,752	$1,317	$1,685
Negotiated unfunded backlog	3,867	3,880	4,169	4,070

Total Intelligence and Cybersecurity Solutions backlog	$5,482	$5,632	$5,486	$5,755
Total:
Funded backlog	$5,516	$5,718	$5,537	$6,258
Negotiated unfunded backlog	11,154	11,639	12,466	12,473

Total backlog	$16,670	$17,357	$18,003	$18,731

SAIC, INC.

INTERNAL REVENUE GROWTH (CONTRACTION) PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth (contraction) percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The Company calculates its internal revenue growth (contraction) percentage by comparing reported revenues for the current year period to the revenues for the prior year period adjusted to include the actual revenues of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenues for the acquired businesses for the comparable prior year period to the company's prior year period reported revenues.

SAIC, Inc. uses internal revenue growth (contraction) percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for executives and the broader employee population is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth (contraction) percentage is one of two components of the total revenue growth (contraction) percentage, which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting the total revenue growth (contraction) percentage next to or near disclosures of internal revenue growth (contraction) percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC, Inc.'s consolidated financial statements prepared in accordance with GAAP. The method that the Company uses to calculate internal revenue growth (contraction) percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth (contraction) percentages for the three and six months ended July 31, 2012 were calculated as follows:

	Three Months Ended July 31, 2012	Six Months Ended July 31, 2012

Defense Solutions:
Prior year period's revenues, as reported	$1,085	$2,222
Revenues of acquired businesses for the comparable prior year period	—	—

Prior year period's revenues, as adjusted	$1,085	$2,222
Current year period's revenues, as reported	1,240	2,414

Internal revenue growth	$155	$192

Internal revenue growth percentage	14%	9%

Health, Energy and Civil Solutions:
Prior year period's revenues, as reported	$656	$1,313
Revenues of acquired businesses for the comparable prior year period	40	81

Prior year period's revenues, as adjusted	$696	$1,394
Current year period's revenues, as reported	692	1,370

Internal revenue contraction	$(4)	$(24)

Internal revenue contraction percentage	-1%	-2%

Intelligence and Cybersecurity Solutions:
Prior year period's revenues, as reported	$854	$1,750
Revenues of acquired businesses for the comparable prior year period	—	—

Prior year period's revenues, as adjusted	$854	$1,750
Current year period's revenues, as reported	919	1,849

Internal revenue growth	$65	$99

Internal revenue growth percentage	8%	6%

Total*:
Prior year period's revenues, as reported	$2,596	$5,284
Revenues of acquired businesses for the comparable prior year period	40	81

Prior year period's revenues, as adjusted	$2,636	$5,365
Current year period's revenues, as reported	2,848	5,630

Internal revenue growth	$212	$265

Internal revenue growth percentage	8%	5%

*	Total revenues include amounts related to Corporate and Other and intersegment eliminations.